Exhibit 99.2

Explanatory Note

Set forth below in this Exhibit 99.2 are the historical unaudited condensed consolidated financial statements of Aetna Inc. at and for the three and nine months ended September 30, 2018.  Unless the context otherwise requires, references to the terms “we,” “our,” or “us” used throughout this Exhibit 99.2 refer to Aetna Inc. (a Pennsylvania corporation) (“Aetna”) and its subsidiaries (collectively, the “Company”).

Consolidated Balance Sheets

	(Unaudited)
(Millions)	September 30, 2018	December 31, 2017
Assets:
Current assets:
Cash and cash equivalents	$6,769	$4,076
Investments	2,796	2,280
Premiums receivable, net	2,484	2,240
Other receivables, net	3,220	2,831
Reinsurance recoverables	1,063	1,050
Income taxes receivable	—	365
Other current assets	3,039	2,681
Total current assets	19,371	15,523
Long-term investments	15,764	17,793
Reinsurance recoverables	3,177	3,323
Goodwill	10,576	10,571
Other acquired intangible assets, net	1,058	1,180
Property and equipment, net	568	586
Deferred income taxes	127	195
Other long-term assets	2,257	1,684
Separate Accounts assets	4,205	4,296
Total assets	$57,103	$55,151

Liabilities and shareholders’ equity:
Current liabilities:
Health care costs payable	$5,831	$5,815
Future policy benefits	565	604
Unpaid claims	826	850
Unearned premiums	749	654
Policyholders’ funds	3,019	2,918
Current portion of long-term debt	375	999
Income taxes payable	83	—
Accrued expenses and other current liabilities	5,222	4,997
Total current liabilities	16,670	16,837
Future policy benefits	5,568	5,763
Unpaid claims	1,918	1,922
Policyholders’ funds	636	739
Long-term debt, less current portion	7,782	8,160
Other long-term liabilities	1,761	1,597
Separate Accounts liabilities	4,205	4,296
Total liabilities	38,540	39,314
Commitments and contingencies (Note 14)
Shareholders’ equity:
Common stock ($.01 par value; 2.5 billion shares authorized and 327.4 million shares issued and outstanding in 2018; 2.5 billion shares authorized and 326.8 million shares issued and outstanding in 2017) and additional paid-in capital	4,779	4,706
Retained earnings	15,325	12,118
Accumulated other comprehensive loss	(1,813)	(1,244)
Total Aetna shareholders’ equity	18,291	15,580
Non-controlling interests	272	257
Total equity	18,563	15,837
Total liabilities and equity	$57,103	$55,151

Refer to accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions, except per common share data)	2018	2017	2018	2017
Revenue:
Premiums	$13,237	$13,272	$39,663	$40,810
Fees and other revenue (1)	2,068	1,443	6,152	4,404
Net investment income	202	233	605	730
Net realized capital (losses) gains	(23)	46	(40)	(262)
Total revenue	15,484	14,994	46,380	45,682
Benefits and expenses:
Benefit costs (2)	10,852	10,960	32,096	33,537
Cost of products sold (1)	390	—	1,154	—
Operating expenses	2,742	2,612	8,298	9,017
Interest expense	85	90	262	349
Amortization of other acquired intangible assets	48	58	142	176
Loss on early extinguishment of long-term debt	—	—	—	246
Reduction of reserve for anticipated future losses on discontinued products	—	—	(70)	(109)
Total benefits and expenses	14,117	13,720	41,882	43,216
Income before income taxes	1,367	1,274	4,498	2,466
Income taxes:
Current	248	470	901	955
Deferred	127	(44)	169	(140)
Total income tax expense	375	426	1,070	815
Net income including non-controlling interests	992	848	3,428	1,651
Less: Net (loss) income attributable to non-controlling interests	(8)	10	7	(9)
Net income attributable to Aetna	$1,000	$838	$3,421	$1,660
Earnings per common share:
Basic	$3.05	$2.54	$10.44	$4.95
Diluted	$3.03	$2.52	$10.37	$4.92

(1)
Fees and other revenue include administrative services contract member co-payments and plan sponsor reimbursements related to our home delivery and specialty pharmacy operations of $31 million and $100 million (net of pharmaceutical and processing costs of $350 million and $1.0 billion) for the three and nine months ended September 30, 2017, respectively. As a result of the adoption of new accounting guidance related to revenue recognition from contracts with customers for the three and nine months ended September 30, 2018, (a) specialty and home delivery pharmacy revenue reflects the price of the prescription on a gross basis and (b) specialty and home delivery pharmacy costs of products sold reflects the cost of the prescription and certain administrative expenses. Refer to Note 2 for further discussion.

(2)
Health care costs have been reduced by Insured member co-payments related to our home delivery and specialty pharmacy operations of $26 million and $86 million for the three and nine months ended September 30, 2018, respectively, and $30 million and $96 million for the three and nine months ended September 30, 2017, respectively.

Refer to accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Net income including non-controlling interests	$992	$848	$3,428	$1,651
Other comprehensive income (loss), net of tax:
Previously impaired debt securities	—	(1)	(1)	(2)
All other securities	(11)	8	(328)	132
Derivatives and foreign currency	2	1	—	229
Pension and other postretirement employee benefit plans	12	11	37	32
Other comprehensive income (loss)	3	19	(292)	391
Comprehensive income including non-controlling interests	995	867	3,136	2,042
Less: Comprehensive (loss) income attributable to non-controlling interests	(8)	10	7	(9)
Comprehensive income attributable to Aetna	$1,003	$857	$3,129	$2,051

Refer to accompanying Condensed Notes to Consolidated Financial Statements (Unaudited), including Note 11 for further information about other comprehensive income (loss).

Consolidated Statements of Shareholders’ Equity
(Unaudited)

		Attributable to Aetna
(Millions)	Number of Common Shares Outstanding	Common Stock and Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Aetna Shareholders’ Equity	Non-Controlling Interests	Total Equity
Nine Months Ended September 30, 2018
Balance at December 31, 2017	326.8	$4,706	$12,118	$(1,244)	$15,580	$257	$15,837
Adoption of new accounting standards (Note 2)	—	—	277	(277)	—	—	—
Net income	—	—	1,209	—	1,209	10	1,219
Other comprehensive loss	—	—	—	(208)	(208)	—	(208)
Common shares issued for benefit plans, including tax benefits, net of employee tax withholdings	0.3	(19)	—	—	(19)	—	(19)
Dividends declared	—	—	(164)	—	(164)	—	(164)
Balance at March 31, 2018	327.1	4,687	13,440	(1,729)	16,398	267	16,665
Net income	—	—	1,212	—	1,212	5	1,217
Other decreases in non-controlling interest	—	—	—	—	—	(4)	(4)
Other comprehensive loss	—	—	—	(87)	(87)	—	(87)
Common shares issued for benefit plans, including tax benefits, net of employee tax withholdings	0.3	43	—	—	43	—	43
Dividends declared	—	—	(163)	—	(163)	—	(163)
Balance at June 30, 2018	327.4	4,730	14,489	(1,816)	17,403	268	17,671
Net income (loss)	—	—	1,000	—	1,000	(8)	992
Other increases in non-controlling interest	—	—	—	—	—	12	12
Other comprehensive income (Note 11)	—	—	—	3	3	—	3
Common shares issued for benefit plans, including tax benefits, net of employee tax withholdings	—	49	—	—	49	—	49
Dividends declared	—	—	(164)	—	(164)	—	(164)
Balance at September 30, 2018	327.4	$4,779	$15,325	$(1,813)	$18,291	$272	$18,563

		Attributable to Aetna
(Millions)	Number of Common Shares Outstanding	Common Stock and Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Aetna Shareholders’ Equity	Non-Controlling Interests	Total Equity
Nine Months Ended September 30, 2017
Balance at December 31, 2016	351.7	$4,716	$14,717	$(1,552)	$17,881	$62	$17,943
Net (loss) income	—	—	(381)	—	(381)	2	(379)
Other increases in non-controlling interest	—	—	—	—	—	13	13
Other comprehensive income	—	—	—	276	276	—	276
Common shares issued for benefit plans, including tax benefits, net of employee tax withholdings	0.9	(49)	—	—	(49)	—	(49)
Repurchases of common shares	(20.9)	(661)	(2,639)	—	(3,300)	—	(3,300)
Dividends declared	—	—	(166)	—	(166)	—	(166)
Balance at March 31, 2017	331.7	4,006	11,531	(1,276)	14,261	77	14,338
Net income (loss)	—	—	1,203	—	1,203	(21)	1,182
Other increases in non-controlling interest	—	—	—	—	—	115	115
Other comprehensive income	—	—	—	96	96	—	96
Common shares issued for benefit plans, including tax benefits, net of employee tax withholdings	0.4	10	—	—	10	—	10
Dividends declared	—	—	(166)	—	(166)	—	(166)
Balance at June 30, 2017	332.1	4,016	12,568	(1,180)	15,404	171	15,575
Net income	—	—	838	—	838	10	848
Other increases in non-controlling interest	—	—	—	—	—	54	54
Other comprehensive income (Note 11)	—	—	—	19	19	—	19
Common shares issued for benefit plans, including tax benefits, net of employee tax withholdings	0.1	30	—	—	30	—	30
Repurchases of common shares	(6.1)	661	(1,206)	—	(545)	—	(545)
Dividends declared	—	—	(163)	—	(163)	—	(163)
Balance at September 30, 2017	326.1	$4,707	$12,037	$(1,161)	$15,583	$235	$15,818

Refer to accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(Millions)	2018	2017
Cash flows from operating activities:
Net income including non-controlling interests	$3,428	$1,651
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital losses	40	262
Depreciation and amortization	400	499
Debt fair value amortization	(10)	(14)
Equity in earnings of affiliates, net	(30)	(80)
Stock-based compensation expense	125	135
Reduction of reserve for anticipated future losses on discontinued products	(70)	(109)
Amortization of net investment premium	38	54
Loss on early extinguishment of long-term debt	—	246
Gain on sale of businesses	(355)	—
Changes in assets and liabilities:
Premiums due and other receivables	(486)	(184)
Income taxes	625	(15)
Other assets and other liabilities	136	(1,196)
Health care and insurance liabilities	(156)	931
Distributions from partnership investments	—	44
Net cash provided by operating activities	3,685	2,224
Cash flows from investing activities:
Proceeds from sales and maturities of investments	7,164	8,854
Cost of investments	(6,235)	(7,860)
Additions to property, equipment and software	(336)	(301)
Cash used for acquisitions, net of cash acquired	(8)	(24)
Net cash provided by investing activities	585	669
Cash flows from financing activities:
Issuance of long-term debt	—	988
Repayment of long-term debt	(1,000)	(11,734)
Common shares issued under benefit plans, net	(95)	(132)
Common shares repurchased	—	(3,845)
Dividends paid to shareholders	(491)	(420)
Contributions, non-controlling interests	9	182
Net cash used for financing activities	(1,577)	(14,961)
Net increase (decrease) in cash and cash equivalents	2,693	(12,068)
Cash and cash equivalents, beginning of period	4,076	17,996
Cash and cash equivalents, end of period	$6,769	$5,928
Supplemental cash flow information:
Interest paid	$212	$301
Income taxes paid	446	791

 Refer to accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

Condensed Notes to Consolidated Financial Statements
(Unaudited)

1.          Organization

Effective for the first quarter of 2018, we realigned our business segments to correspond with changes to our management structure and internal management reporting which reflect our evolving business strategy of helping our members live healthier lives. As a result of this realignment, our operations are now conducted in the Health Care reportable segment. Health Care offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services to large and small employers, public sector employers, and Medicaid and Medicare beneficiaries. Our Health Care products are offered on both an Insured basis (where we assume all or a majority of the risk for medical and dental care costs) and an employer-funded basis (where the plan sponsor under an administrative services contract (“ASC”) assumes all or a majority of that risk). Health Care also includes emerging business products and services that complement and enhance our medical products.

We present the remainder of our financial results in the Corporate/Other category, which consists of:

•	Products for which we no longer solicit or accept new customers such as our large case pensions and long-term care products;

•	Contracts we have divested through reinsurance or other contracts, such as our domestic group life insurance, group disability insurance and absence management businesses; and

•
Corporate expenses not supporting our business operations, including transaction and integration-related costs, income taxes, interest expense on our outstanding debt and the financing components of our pension and other postretirement employee benefit plans (“OPEB”) expense.

Prior period segment financial information has been restated to conform to the current year presentation. Refer to Note 15 for segment financial information.

2.          Summary of Significant Accounting Policies

Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. We have omitted certain footnote disclosures that would substantially duplicate the disclosures in our 2017 Annual Report on Form 10-K (our “2017 Annual Report”), unless the information contained in those disclosures materially changed or is required by GAAP. The accompanying unaudited consolidated financial statements and related condensed notes should be read in conjunction with the consolidated financial statements and related notes presented in our 2017 Annual Report.

These interim financial statements necessarily rely on estimates, including assumptions as to annualized tax rates.  In the opinion of management, all adjustments necessary for a fair statement of results for the interim periods have been made.  All such adjustments are of a normal, recurring nature. The Company has evaluated subsequent events that occurred from the financial statement date through the date the financial statements were issued and determined there were no subsequent events to disclose other than as disclosed in Notes 2, 3 and 14.

Reclassifications
Certain reclassifications were made to 2017 financial information to conform with current period presentation.

Revenue Recognition
Our revenue includes premiums, fees and other revenue. Refer to Notes 2 and 18 in our 2017 Annual Report for further discussion of our revenue recognition. Our fees and other revenue relate to contracts that can include various combinations of products, services, or series of services, which are generally capable of being distinct and accounted for as separate performance obligations. Fee revenue of approximately $1.3 billion and approximately $3.8 billion for the three and nine months ended September 30, 2018, respectively, consists primarily of ASC fees which are received in exchange for performing certain claim processing and member services for our medical members and are recognized as revenue over the period the service is provided. Other revenue of $795 million and approximately $2.4 billion for the three and nine months ended September 30, 2018, respectively, primarily relates to our (a) specialty and home delivery pharmacy services to ASC groups, (b) workers’ compensation administrative services and (c) a gain recognized related to the sale of our domestic group life insurance, group disability insurance and absence management businesses (the “Group Insurance sale”) which occurred during fourth-quarter 2017. Specialty and home delivery pharmacy services revenue and cost of products sold are recognized when the prescription is shipped. Effective for the first quarter of 2018, specialty and home delivery pharmacy services revenue reflects the price of the prescription on a gross basis (ASC member co-payments and plan sponsor reimbursements) and specialty and home delivery pharmacy cost of products sold reflects the cost of the prescription and certain administrative costs incurred for dispensing the prescription. Workers’ compensation administrative services revenue is recognized once the service is complete. Refer to Note 3 for further discussion on the timing of recognition of the gain related to the Group Insurance sale.

Accounts receivable related to fees and other revenue was $733 million and $942 million at September 30, 2018 and December 31, 2017, respectively. At September 30, 2018, there were no material contract assets, contract liabilities or deferred costs to obtain or fulfill a contract with a customer related to our fees and other revenue. For the three and nine months ended September 30, 2018, we had no material bad debt expense.

For the three and nine months ended September 30, 2018, revenue recognized from performance obligations related to prior periods (for example, due to changes in transaction price) was not material. The aggregate amount of transaction price allocated to our remaining performance obligations (excluding revenue pertaining to contracts that have an original expected duration of one year or less) was not material. We expect to recognize the majority of our fees and other revenue related to our remaining performance obligations within one calendar year.

Health Insurer Fee
Since January 1, 2014, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (as amended, collectively, the “ACA”) imposes an annual premium-based health insurer fee (“HIF”) for each calendar year that generally is payable in September which is not deductible for tax purposes. In December 2015, the Consolidated Appropriation Act was enacted which included a one-year suspension of the HIF for 2017. Accordingly, there was no expense related to the HIF in 2017. We recorded an operating expense of $234 million and $701 million for the three and nine months ended September 30, 2018, respectively, related to our share of the 2018 HIF. In October 2018, we paid $935 million representing our portion of the non tax-deductible 2018 HIF. In January 2018, the HIF was suspended for 2019.

Income Taxes
The accounting for certain income tax effects of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) was considered provisional at December 31, 2017, including the assessment of the mandatory repatriation of foreign earnings, the minimum tax on global intangible low-taxed income and the assertion of permanent reinvestment of foreign earnings. Accordingly, the items were recorded at a reasonable estimate at December 31, 2017. We are still evaluating the income tax effects of these provisions and accordingly there have been no adjustments recorded for these items at September 30, 2018.

New Accounting Standards
Revenue from Contracts with Customers
Effective January 1, 2018, we adopted, on a modified retrospective basis, new accounting guidance related to revenue recognition from contracts with customers. While industry-specific guidance related to contracts with customers within the scope of Accounting Standards Codification (“ASC”) 944 Financial Services - Insurance remains unchanged, most other industry-specific revenue recognition requirements have been removed. The new guidance requires that an entity recognize revenue for the transfer of goods or services to a customer at an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The new guidance also requires additional disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The new guidance only impacted contracts with customers outside of the scope of ASC Topic 944. As a result of adopting this new guidance, premiums, fees and other revenue, cost of products sold and operating expenses increased by $69 million, $392 million, $390 million and $71 million, respectively, for the three months ended September 30, 2018, and $183 million, approximately $1.2 billion, approximately $1.2 billion and $200 million, respectively, for the nine months ended September 30, 2018, primarily related to modifications to principal versus agent guidance for our home delivery and specialty pharmacy operations. There were no material changes in the timing of our recognition of revenue or net income. We included additional disclosures required by the new accounting guidance under “Revenue Recognition” above.

Recognition and Measurement of Financial Assets and Financial Liabilities
Effective January 1, 2018, we adopted new accounting guidance related to the recognition and measurement of financial assets and financial liabilities. Under the new guidance, all equity investments in unconsolidated entities are measured at fair value with changes in fair value recognized in net income. We adopted this provision on a modified retrospective basis and recorded an immaterial cumulative effect adjustment from accumulated other comprehensive income to retained earnings in our Consolidated Balance Sheet during the nine months ended September 30, 2018. We also elected, on a prospective basis, to report equity investments without a readily determinable fair value at cost less impairment, plus or minus subsequent adjustments for observable price changes. The new guidance also revises certain disclosures regarding financial assets and liabilities. The adoption of this new guidance did not have a material impact on our financial position or operating results.

Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost
Effective January 1, 2018, we adopted, on a retrospective basis, new accounting guidance related to the presentation of net periodic pension costs and net periodic postretirement benefit costs. Under the new guidance, the service cost component of these net periodic costs is required to be reported in the same income statement line item as other employee compensation costs for services rendered during the period. The other components of these net periodic costs generally are required to be presented in the income statement separately from the service cost component and outside of a subtotal of income from operations. The other components of these net periodic costs are included within operating expenses in our Consolidated Statements of Income because the amounts are not material and thus separate presentation is not required. The net periodic benefit costs for our pension and other postretirement employee benefit plans do not contain a service cost component as these defined benefit plans have been frozen for an extended period of time. The adoption of this new guidance did not have a material impact on our financial position or operating results.

Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income to Retained Earnings
During the first quarter of 2018, we elected to early adopt new accounting guidance related to the reclassification of certain tax effects from accumulated other comprehensive income to retained earnings. We adopted the new accounting guidance as of the beginning of the first quarter of 2018 using the aggregate portfolio approach for available for sale securities and reclassified the stranded tax effects resulting from the TCJA of $273 million from accumulated other comprehensive loss to retained earnings in our Consolidated Balance Sheet.

Future Application of Accounting Standards
Leases
Effective January 1, 2019, we will adopt new accounting guidance related to the recognition, measurement and disclosure requirements for leases. Under the new guidance, lessees will be required to recognize a right-of-use asset and corresponding lease liability on their balance sheets for all leases other than those that meet the definition of a short-term lease. The new guidance also revises certain disclosure requirements regarding leases. While we are still evaluating the impact of adoption of this new guidance, we will be required to record an asset and corresponding liability related to our operating leases (as described in Note 17 in our 2017 Annual Report) on our Consolidated Balance Sheets. The adoption of this new guidance is not expected to have a material impact on our operating results.

Accounting for the Purchase of Callable Debt Securities
Effective January 1, 2019, we will adopt new accounting guidance related to the amortization of purchased callable debt securities held at a premium. Under the new guidance, premiums on callable debt securities are amortized to the earliest call date rather than to the contractual maturity date. Callable debt securities held at a discount will continue to be amortized to the contractual maturity date. The adoption of this new guidance is not expected to have a material impact on our financial position and operating results.

Measurement of Credit Losses on Financial Instruments
Effective January 1, 2020, we will adopt new accounting guidance related to the measurement of credit losses on financial assets and certain other financial instruments. The new guidance requires the use of a new forward-looking expected loss impairment model for trade and other receivables, held-to-maturity debt securities, loans and other financial instruments. The new guidance also requires impairments and recoveries for available-for-sale debt securities to be recorded through an allowance account and revises certain disclosure requirements. We are still evaluating the impact of adoption of this new guidance on our financial position and operating results.

Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract
Effective January 1, 2020, we will adopt new accounting guidance related to implementation costs for cloud computing arrangements. The new guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred for an internal-use software license. Under the new guidance, the implementation costs are expensed over the term of the hosting arrangement on a straight-line basis. We are still evaluating the impact of the adoption of this new guidance on our financial position and operating results.

Targeted Improvements to the Accounting for Long-Duration Insurance Contracts
Effective January 1, 2021, we will adopt new accounting guidance related to the accounting for and disclosure of long-duration insurance contracts. The new guidance requires us to review cash flow assumptions at least annually and recognize the effect of changes in future cash flow assumptions in net income. We also will be required to update our discount rate assumptions quarterly and recognize the effect of changes in these assumptions in other comprehensive income. The rate used to discount our liability for future policy benefits will be based on an estimate of the yield for an upper-medium-grade fixed-income instrument. In addition, the new guidance changes the amortization method for deferred acquisition costs and requires additional disclosures regarding our long duration insurance contract liabilities in our interim and annual financial statements. We are still evaluating the impact of the adoption of this new guidance on our financial position, operating results and financial statement disclosures.

3.          Proposed Acquisition, Proposed Divestiture, Completed Divestiture, Terminated Acquisition and Terminated Divestiture

Proposed Acquisition by CVS Health
On December 3, 2017, we entered into a definitive agreement (the “CVS Merger Agreement”) under which CVS Health Corporation (“CVS Health”) has agreed to acquire all of our outstanding shares for a combination of cash and stock.  Under the terms of the agreement, our shareholders will receive $145 in cash and 0.8378 of a CVS Health common share for each of our common shares. The proposed transaction (the “CVS Health Transaction”) is subject to customary closing conditions, including  approvals of certain state departments of insurance and similar regulators. On March 13, 2018, our shareholders approved and adopted the CVS Merger Agreement, and CVS Health’s stockholders approved the issuance of CVS Health shares in the transaction. On October 10, 2018, Aetna and CVS Health entered into a consent decree with the U.S. Department of Justice (the “DOJ”) that allows the CVS Health Transaction to proceed, provided Aetna agrees to sell its individual standalone Medicare Part D prescription drug plans. The consent decree is subject to the normal court approval process. The transactions contemplated by the Divestiture (as defined below) satisfy the consent decree’s divestiture requirement.

Proposed Divestiture to WellCare
On September 26, 2018, we entered into an asset purchase agreement and related agreements with a subsidiary of WellCare Health Plans, Inc. (“WellCare”) pursuant to which WellCare has agreed to acquire all our standalone Medicare Part D prescription drug plans (the “Divestiture”) effective 11:59 p.m. on December 31, 2018. The standalone Medicare Part D prescription drug plans to be divested had an aggregate of approximately 2.2 million members at September 30, 2018. The Divestiture does not affect our individual or group Medicare Advantage, Medicare Advantage Part D or Medicare Supplement products or plans. We will provide administrative services to, and retain the financial results of, the divested plans through 2019. The purchase price is not material to us. Closing of the Divestiture is subject to the closing of the CVS Health Transaction, regulatory approvals and other customary closing conditions.

Divestiture of Domestic Group Life Insurance, Group Disability Insurance and Absence Management Businesses
On November 1, 2017, we completed the Group Insurance sale to Hartford Life and Accident Insurance Company (“HLAIC”) for cash consideration of $1.45 billion. The transaction was accomplished through an indemnity reinsurance arrangement under which HLAIC contractually assumed certain of our policyholder liabilities and obligations, although we remain directly obligated to policyholders. Assets related to and supporting the reinsured life and disability insurance policies were transferred to a trust established by HLAIC for our benefit, and we recorded a reinsurance receivable from HLAIC. As used in this Quarterly Report on Form 10-Q with respect to the Group Insurance sale, the terms “gain”, “deferred gain” and “amortization of deferred gain” include both the deferred gain related to the retroactive provisions of the reinsurance contract and the prepaid reinsurance premium paid by HLAIC to Aetna (representing unearned ceding commission to Aetna) allocated to the prospective provisions of the reinsurance contract.

The sale is expected to result in an after-tax gain of approximately $710 million ($1.1 billion pre-tax), a significant portion of which has been deferred and will be amortized into earnings: (i) over the remaining contract period (estimated to be approximately 3 years at the closing date) in proportion to the amount of insurance protection provided for the prospective reinsurance portion of the gain; and (ii) as we recover amounts due from HLAIC over a period estimated to be approximately 30 years at the closing date for the retrospective reinsurance portion of the gain. Approximately $950 million of the approximately $1.1 billion pre-tax deferred gain was allocated to the prospective provisions of the reinsurance contract. The deferred gain liability was recorded in accrued expenses and other current liabilities and in other long-term liabilities in our Consolidated Balance Sheets, and the gain recognition is being recorded in fees and other revenue in our Consolidated Statements of Income. During the three and nine months ended September 30, 2018, we recognized $121 million and $355 million, respectively, pre-tax of the deferred gain into earnings. The remaining pre-tax deferred gain liability was approximately $650 million at September 30, 2018, of which approximately $530 million relates to the prospective provisions of the reinsurance contract.

Revenue and income before income taxes for the businesses sold were $585 million and $30 million, respectively, for the three months ended September 30, 2017 and $1.7 billion and $93 million, respectively, for the nine months ended September 30, 2017.

Terminated Acquisition of Humana
On July 2, 2015, we entered into a definitive agreement (the “Humana Merger Agreement”) to acquire Humana Inc. (“Humana”). On July 21, 2016, the DOJ and certain state attorneys general filed a civil complaint in the U.S. District Court for the District of Columbia (the “District Court”) against us and Humana charging that our acquisition of Humana (the “Humana Transaction”) would violate Section 7 of the Clayton Antitrust Act, and seeking a permanent injunction to prevent Aetna from acquiring Humana. On January 23, 2017, the District Court granted the DOJ’s request to enjoin the Humana Transaction.

On February 14, 2017, Aetna and Humana entered into a mutual termination agreement (the “Termination Agreement”) pursuant to which the parties thereto (collectively the “Parties”) agreed to terminate the Humana Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby, entered pursuant thereto or entered in connection therewith (other than certain confidentiality agreements) (collectively with the Humana Merger Agreement, the “Transaction Documents”), effective immediately as of February 14, 2017.  Under the Termination Agreement, Aetna agreed to pay Humana the Regulatory Termination Fee (as defined in the Humana Merger Agreement) of $1.0 billion in cash in full satisfaction of any amounts required to be paid by Aetna under the Humana Merger Agreement. The Parties also agreed to release each other from any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, charges, damages, expenses and fees, however arising, in connection with, arising out of or related to the Transaction Documents, the transactions contemplated therein or thereby or certain related matters. We paid Humana the Regulatory Termination Fee on February 16, 2017 and recorded the expense in operating expenses.  We funded that payment with the proceeds of the 2016 senior notes (as defined below).

In June 2016, we issued $13.0 billion of senior notes to partially fund the Humana Transaction (collectively, the “2016 senior notes”). In accordance with the terms of the 2016 senior notes, on February 14, 2017, we issued a notice of redemption for  $10.2 billion aggregate principal amount of certain of the 2016 senior notes (collectively, the “Special Mandatory Redemption Notes”) at a redemption price equal to 101% of the aggregate principal amount of those notes plus accrued and unpaid interest. We redeemed the Special Mandatory Redemption Notes on March 16, 2017, and we funded the redemption with the proceeds of the 2016 senior notes. As a result of the redemption of the Special Mandatory Redemption Notes, we recognized certain costs in our net income during the nine months ended September 30, 2017.  Refer to Note 8 for additional information.

Terminated Divestiture to Molina
In order to address the DOJ’s perceived competitive concerns regarding Medicare Advantage relating to the Humana Transaction, on August 2, 2016, we entered into a definitive agreement (the “Aetna APA”) to sell for cash to Molina Healthcare, Inc. (“Molina”) certain of our Medicare Advantage assets. On February 14, 2017, Aetna and Molina entered into a Termination Agreement (the “APA Termination Agreement”) pursuant to which Aetna terminated the Aetna APA, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby or entered pursuant thereto. Under the APA Termination Agreement, Aetna agreed to pay Molina in cash (a) a termination fee of $53 million and (b) approximately 70% of Molina’s transaction costs. We paid Molina the termination fee on February 16, 2017 and the applicable transaction costs of $7 million on February 27, 2017 and recorded the expense in operating expenses.  The payments were funded with the proceeds of the 2016 senior notes.

4.          Investments

Total investments at September 30, 2018 and December 31, 2017 were as follows:

	September 30, 2018			December 31, 2017
(Millions)	Current	Long-term	Total	Current	Long-term	Total
Debt securities available for sale	$2,646	$13,073	$15,719	$2,101	$14,849	$16,950
Mortgage loans	150	1,228	1,378	166	1,330	1,496
Other investments	—	1,463	1,463	13	1,614	1,627
Total investments	$2,796	$15,764	$18,560	$2,280	$17,793	$20,073

Debt Securities
Debt securities available for sale at September 30, 2018 and December 31, 2017 were as follows:

(Millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2018
Debt securities:
U.S. government securities	$1,686	$19	$(3)	$1,702
States, municipalities and political subdivisions	2,484	54	(28)	2,510
U.S. corporate securities	6,653	176	(110)	6,719
Foreign securities	2,395	88	(46)	2,437
Residential mortgage-backed securities	611	1	(14)	598
Commercial mortgage-backed securities	610	—	(25)	585
Other asset-backed securities	1,143	2	(8)	1,137
Redeemable preferred securities	29	2	—	31
Total debt securities (1)(2)	$15,611	$342	$(234)	$15,719

December 31, 2017
Debt securities:
U.S. government securities	$1,319	$44	$(1)	$1,362
States, municipalities and political subdivisions	3,287	116	(12)	3,391
U.S. corporate securities	6,886	388	(22)	7,252
Foreign securities	2,498	187	(7)	2,678
Residential mortgage-backed securities	570	5	(4)	571
Commercial mortgage-backed securities	641	3	(9)	635
Other asset-backed securities	1,031	8	(4)	1,035
Redeemable preferred securities	22	4	—	26
Total debt securities(1)(2)	$16,254	$755	$(59)	$16,950

(1)
At both September 30, 2018 and December 31, 2017, we held securities for which we previously recognized an immaterial amount of non-credit related impairments in accumulated other comprehensive loss. These securities had an immaterial amount of net unrealized capital gains at both September 30, 2018 and December 31, 2017.

(2)
Investment risks associated with our experience-rated and discontinued products generally do not impact our operating results (refer to Note 16 for additional information on our accounting for discontinued products). At September 30, 2018, debt securities with a fair value of approximately $2.3 billion, gross unrealized capital gains of $80 million and gross unrealized capital losses of $55 million and, at December 31, 2017, debt securities with a fair value of approximately $2.6 billion, gross unrealized capital gains of $199 million and gross unrealized capital losses of $8 million were included in total debt securities, but support our experience-rated and discontinued products. Changes in net unrealized capital gains (losses) on these securities are not reflected in accumulated other comprehensive income.

The fair value of debt securities at September 30, 2018 is shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid, or we intend to sell a security prior to maturity.

(Millions)	Amortized Cost	Fair Value
Due to mature:
Less than one year	$817	$824
One year through five years	5,694	5,700
After five years through ten years	3,078	3,055
Greater than ten years	3,658	3,820
Residential mortgage-backed securities	611	598
Commercial mortgage-backed securities	610	585
Other asset-backed securities	1,143	1,137
Total	$15,611	$15,719

Mortgage-Backed and Other Asset-Backed Securities
All of our residential mortgage-backed securities at September 30, 2018 were issued by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and carry agency guarantees and explicit or implicit guarantees by the U.S. Government. At September 30, 2018, our residential mortgage-backed securities had an average credit quality rating of AAA and a weighted average duration of 5.4 years.

Our commercial mortgage-backed securities have underlying loans that are dispersed throughout the United States.  Significant market observable inputs used to value these securities include loss severity and probability of default. At September 30, 2018, these securities had an average credit quality rating of AAA and a weighted average duration of 6.4 years.

Our other asset-backed securities have a variety of underlying collateral (e.g., automobile loans, credit card receivables, home equity loans and commercial loans). Significant market observable inputs used to value these securities include the unemployment rate, loss severity and probability of default. At September 30, 2018, these securities had an average credit quality rating of AA- and a weighted average duration of 1.2 years.

Summarized below are the debt securities we held at September 30, 2018 and December 31, 2017 that were in an unrealized capital loss position, aggregated by the length of time the investments have been in that position:

	Less than 12 months			Greater than 12 months			Total (1)
(Millions, except number of securities)	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
September 30, 2018
Debt securities:
U.S. government securities	137	$500	$2	26	$75	$1	163	$575	$3
States, municipalities and political subdivisions	497	1,132	18	89	233	10	586	1,365	28
U.S. corporate securities	2,391	3,589	73	450	662	37	2,841	4,251	110
Foreign securities	777	1,187	35	126	205	11	903	1,392	46
Residential mortgage-backed securities	119	396	7	125	156	7	244	552	14
Commercial mortgage-backed securities	99	293	9	84	252	16	183	545	25
Other asset-backed securities	442	669	5	65	136	3	507	805	8
Redeemable preferred securities	4	5	—	—	—	—	4	5	—
Total debt securities(1)	4,466	$7,771	$149	965	$1,719	$85	5,431	$9,490	$234
December 31, 2017
Debt securities:
U.S. government securities	77	$200	$1	14	$22	$—	91	$222	$1
States, municipalities and political subdivisions	318	616	4	111	308	8	429	924	12
U.S. corporate securities	989	1,469	6	284	494	16	1,273	1,963	22
Foreign securities	262	419	3	91	194	4	353	613	7
Residential mortgage-backed securities	111	179	1	98	134	3	209	313	4
Commercial mortgage-backed securities	38	135	1	79	241	8	117	376	9
Other asset-backed securities	150	304	2	79	151	2	229	455	4
Total debt securities(1)	1,945	$3,322	$18	756	$1,544	$41	2,701	$4,866	$59

(1)
At September 30, 2018 and December 31, 2017, debt securities in an unrealized capital loss position of $55 million and $8 million, respectively, and with related fair value of $1.4 billion and $515 million, respectively, related to experience-rated and discontinued products.

We reviewed the securities in the tables above and concluded that these are performing assets generating investment income to support the needs of our business. In performing this review, we considered factors such as the quality of the investment security based on research performed by our internal credit analysts and external rating agencies and the prospects of realizing the carrying value of the security based on the investment’s current prospects for recovery. At September 30, 2018, we did not intend to sell these securities, and we did not believe it was more likely than not that we would be required to sell these securities prior to anticipated recovery of their amortized cost basis.

The maturity dates for debt securities in an unrealized capital loss position at September 30, 2018 were as follows:

	Supporting discontinued and experience-rated products		Supporting remaining products		Total
(Millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Due to mature:
Less than one year	$8	$—	$423	$2	$431	$2
One year through five years	238	5	3,118	47	3,356	52
After five years through ten years	498	18	1,523	43	2,021	61
Greater than ten years	456	24	1,324	48	1,780	72
Residential mortgage-backed securities	33	1	519	13	552	14
Commercial mortgage-backed securities	139	7	406	18	545	25
Other asset-backed securities	15	—	790	8	805	8
Total	$1,387	$55	$8,103	$179	$9,490	$234

Mortgage Loans
Our mortgage loans are collateralized by commercial real estate. During the three and nine months ended September 30, 2018 and 2017 we had the following activity in our mortgage loan portfolio:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
New mortgage loans	$42	$27	$90	$209
Mortgage loans fully repaid	53	90	175	190

We assess our mortgage loans on a regular basis for credit impairments, and annually assign a credit quality indicator to each loan. Our credit quality indicator is internally developed and categorizes our portfolio on a scale from 1 to 7. These indicators are based upon several factors, including current loan to value ratios, property condition, market trends, creditworthiness of the borrower and deal structure. The vast majority of our mortgage loans fall into categories 2 to 4.

•	Category 1 - Represents loans of superior quality.

•	Categories 2 to 4 - Represent loans where credit risk is minimal to acceptable; however, these loans may display some susceptibility to economic changes.

•	Categories 5 and 6 - Represent loans where credit risk is not substantial, but these loans warrant management’s close attention.

•	Category 7 - Represents loans where collections are potentially at risk; if necessary, an impairment is recorded.

Based upon our most recent assessments at September 30, 2018 and December 31, 2017, our mortgage loans were given the following credit quality indicators:

(Millions)	September 30, 2018	December 31, 2017
1	$41	$40
2 to 4	1,322	1,447
5 and 6	15	9
7	—	—
Total	$1,378	$1,496

Net Investment Income
Sources of net investment income for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Debt securities	$148	$184	$435	$564
Mortgage loans	18	22	57	65
Other investments	47	43	143	138
Gross investment income	213	249	635	767
Investment expenses	(11)	(16)	(30)	(37)
Net investment income (1)	$202	$233	$605	$730

(1)
Net investment income includes $44 million and $140 million for the three and nine months ended September 30, 2018, respectively, and $61 million and $186 million for the three and nine months ended September 30, 2017, respectively, related to investments supporting our experience-rated and discontinued products.

The decrease in net investment income for the three and nine months ended September 30, 2018 compared to the corresponding periods of 2017 was primarily due to the transfer of investments supporting our reinsured life and disability insurance policies into a trust established by HLAIC for our benefit as part of the Group Insurance sale during the fourth quarter of 2017.

Realized Capital Gains/Losses
Net realized capital (losses) gains for the three and nine months ended September 30, 2018 and 2017, excluding amounts related to experience-rated contract holders and discontinued products, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Other-than-temporary impairment (“OTTI”) losses on debt securities recognized in earnings	$(14)	$(3)	$(33)	$(5)
Other net realized capital (losses) gains	(9)	49	(7)	(257)
Net realized capital (losses) gains	$(23)	$46	$(40)	$(262)

The net realized capital losses for the three and nine months ended September 30, 2018 were primarily attributable to yield related impairments on debt securities and losses from the sale of debt securities. The net realized capital losses for the nine months ended September 30, 2018 were partially offset by gains from the sale of investment real estate. The net realized capital gains for the three months ended September 30, 2017 were primarily attributable to gains from other investments and the sale of debt securities. The net realized capital losses for the nine months ended September 30, 2017 were primarily attributable to the recognition into earnings of the entire unamortized effective portion of the related hedge losses upon the mandatory redemption of $10.2 billion aggregate principal amount of the Special Mandatory Redemption Notes and the redemption of the entire $750 million aggregate principal amount of our senior notes due 2020.

We had no individually material realized capital losses on debt or equity securities that impacted our operating results during the three or nine months ended September 30, 2018 or 2017.

The portion of unrealized capital gains and losses recognized during the three and nine months ended September 30, 2018 related to investments in equity securities held as of the reporting date was not material.

Excluding amounts related to experience-rated and discontinued products, proceeds from the sale of available for sale debt securities and the related gross realized capital gains and losses for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Proceeds on sales	$1,215	$1,181	$4,367	$3,827
Gross realized capital gains	7	18	43	57
Gross realized capital losses	15	6	54	31

Variable Interest Entities
We have investments in certain hedge fund and private equity investments and real estate partnerships that are considered Variable Interest Entities (“VIEs”). We do not have a future obligation to fund losses or debts on behalf of these investments; however, we may voluntarily contribute funds. In evaluating whether we are the primary beneficiary of a VIE, we considered several factors, including whether we (a) have the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses and the right to receive benefits that could potentially be significant to the VIE. We were not the primary beneficiary of any VIE at September 30, 2018 or December 31, 2017.

Variable Interest Entities - Other Variable Interest Holder
Our involvement with VIEs where we are not determined to be the primary beneficiary consists of the following:

•	Hedge fund and private equity investments - We invest in hedge fund and private equity investments in order to generate investment returns for our investment portfolio supporting our businesses.

•
Real estate partnerships - We invest in various real estate partnerships, including those that construct, own and manage low-income housing developments. For the low income housing development investments, substantially all of the projected benefits to us are from tax credits and other tax benefits.

We are not the primary beneficiary of these investments because the nature of our involvement with the activities of these VIEs does not give us the power to direct the activities that most significantly impact their economic performance. We record the amount of our investment in these VIEs as long-term investments in our Consolidated Balance Sheets and recognize our share of each VIE’s income or losses in earnings. Our maximum exposure to loss from these VIEs is limited to our investment balances as disclosed below and the risk of recapture of previously recognized tax credits related to the real estate partnerships, which we do not consider significant.

The total amount of other variable interest holder VIE assets included in long-term investments in our Consolidated Balance Sheets at September 30, 2018 and December 31, 2017 were as follows:

(Millions)	September 30, 2018	December 31, 2017
Hedge fund investments	$282	$351
Private equity investments	511	453
Real estate partnerships	248	247
Total	$1,041	$1,051

The carrying value of the total assets and liabilities of our other variable interest holder VIE investments at September 30, 2018 and December 31, 2017 were as follows:

(Millions)	September 30, 2018	December 31, 2017
Assets:
Hedge fund investments	$45,661	$54,789
Private equity investments	29,423	27,342
Real estate partnerships	6,296	6,451
Total	$81,380	$88,582

Liabilities:
Hedge fund investments	$9,713	$12,073
Private equity investments	2,583	2,461
Real estate partnerships	4,635	4,691
Total	$16,931	$19,225

5.          Fair Value

The preparation of our consolidated financial statements in accordance with GAAP requires certain of our assets and liabilities to be reflected at their fair value, and others on another basis, such as an adjusted historical cost basis. In this note, we provide details on the fair value of financial assets and liabilities and how we determine those fair values. We present this information for those financial instruments that are measured at fair value for which the change in fair value impacts net income attributable to Aetna or other comprehensive income separately from other financial assets and liabilities.

Financial Instruments Measured at Fair Value in our Consolidated Balance Sheets
Certain of our financial instruments are measured at fair value in our Consolidated Balance Sheets. The fair values of these instruments are based on valuations that include inputs that can be classified within one of three levels of a hierarchy established by GAAP. The following are the levels of the hierarchy and a brief description of the type of valuation information (“inputs”) that qualifies a financial asset or liability for each level:

◦	Level 1 – Unadjusted quoted prices for identical assets or liabilities in active markets.

◦
Level 2 – Inputs other than Level 1 that are based on observable market data.  These include: quoted prices for similar assets in active markets, quoted prices for identical assets in inactive markets, inputs that are observable that are not prices (such as interest rates and credit risks) and inputs that are derived from or corroborated by observable markets.

◦	Level 3 – Developed from unobservable data, reflecting our own assumptions.

Financial assets and liabilities are classified based upon the lowest level of input that is significant to the valuation.  When quoted prices in active markets for identical assets and liabilities are available, we use these quoted market prices to determine the fair value of financial assets and liabilities and classify these assets and liabilities in Level 1. In other cases where a quoted market price for identical assets and liabilities in an active market is either not available or not observable, we estimate fair value using valuation methodologies based on available and observable market information or by using a matrix pricing model. These financial assets and liabilities would then be classified in Level 2. If quoted market prices are not available, we determine fair value using broker quotes or an internal analysis of each investment’s financial performance and cash flow projections. Thus, financial assets and liabilities may be classified in Level 3 even though there may be some significant inputs that may be observable.

The following is a description of the valuation methodologies used for our financial assets and liabilities that are measured at fair value, including the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Debt Securities – Where quoted prices are available in an active market, our debt securities are classified in Level 1 of the fair value hierarchy.  Our Level 1 debt securities consist primarily of U.S. Treasury securities.

The fair values of our Level 2 debt securities are obtained using models, such as matrix pricing, which use quoted market prices of debt securities with similar characteristics or discounted cash flows to estimate fair value.  We review these prices to ensure they are based on observable market inputs that include, but are not limited to, quoted prices for similar assets in active markets, quoted prices for identical assets in inactive markets and inputs that are observable but not prices (for example, interest rates and credit risks). We also review the methodologies and the assumptions used to calculate prices from these observable inputs. On a quarterly basis, we select a sample of our Level 2 debt securities’ prices and compare them to prices provided by a secondary source. Variances over a specified threshold are identified and reviewed to confirm the price provided by the primary source represents an appropriate estimate of fair value. In addition, our internal investment team consistently compares the prices obtained for select Level 2 debt securities to the team’s own independent estimates of fair value for those securities. We obtained one price for each of our Level 2 debt securities and did not adjust any of these prices at September 30, 2018 or December 31, 2017.

We also value certain debt securities using Level 3 inputs.  For Level 3 debt securities, fair values are determined by outside brokers or, in the case of certain private placement securities, are priced internally.  Outside brokers determine the value of these debt securities through a combination of their knowledge of the current pricing environment and market flows.  We obtained one non-binding broker quote for each of these Level 3 debt securities and did not adjust any of these quotes at September 30, 2018 or December 31, 2017.  The total fair value of our broker quoted debt securities was $63 million at September 30, 2018 and $67 million at December 31, 2017.  Examples of these broker quoted Level 3 debt securities include certain U.S. and foreign corporate securities and certain of our commercial mortgage-backed securities as well as other asset-backed securities.  For some of our private placement securities, our internal staff determines the value of these debt securities by analyzing spreads of corporate and sector indices as well as interest spreads of comparable public bonds.  Examples of these private placement Level 3 debt securities include certain U.S. and foreign securities and certain tax-exempt municipal securities.

Equity Securities – We currently have two classifications of equity securities: those that are publicly traded and those that are privately placed.  Our publicly-traded equity securities are classified in Level 1 because quoted prices are available for these securities in an active market. For privately-placed equity securities, there is no active market; therefore, we classify these securities in Level 3 because we price these securities through an internal analysis of each investment’s financial statements and cash flow projections.  Significant unobservable inputs consist of earnings and revenue multiples, discount for lack of marketability and comparability adjustments.  An increase or decrease in any of these unobservable inputs would result in a change in the fair value measurement, which may be significant.

Derivatives – Where quoted prices are available in an active market, our derivatives are classified in Level 1. Certain of our derivative instruments are valued using models that primarily use market observable inputs and therefore are classified in Level 2 because they are traded in markets where quoted market prices are not readily available.

There were no financial liabilities measured at fair value on a recurring basis in our Consolidated Balance Sheets at September 30, 2018 or December 31, 2017. Financial assets measured at fair value on a recurring basis in our Consolidated Balance Sheets at September 30, 2018 and December 31, 2017 were as follows:

(Millions)	Level 1	Level 2	Level 3	Total
September 30, 2018
Assets:
Debt securities:
U.S. government securities	$1,622	$80	$—	$1,702
States, municipalities and political subdivisions	—	2,510	—	2,510
U.S. corporate securities	—	6,625	94	6,719
Foreign securities	—	2,434	3	2,437
Residential mortgage-backed securities	—	598	—	598
Commercial mortgage-backed securities	—	585	—	585
Other asset-backed securities	—	1,137	—	1,137
Redeemable preferred securities	—	24	7	31
Total debt securities	1,622	13,993	104	15,719
Equity securities	19	—	49	68
Total	$1,641	$13,993	$153	$15,787

December 31, 2017
Assets:
Debt securities:
U.S. government securities	$1,313	$49	$—	$1,362
States, municipalities and political subdivisions	—	3,390	1	3,391
U.S. corporate securities	—	7,167	85	7,252
Foreign securities	—	2,675	3	2,678
Residential mortgage-backed securities	—	571	—	571
Commercial mortgage-backed securities	—	635	—	635
Other asset-backed securities	—	1,035	—	1,035
Redeemable preferred securities	—	19	7	26
Total debt securities	1,313	15,541	96	16,950
Equity securities	43	—	27	70
Total	$1,356	$15,541	$123	$17,020

There were no transfers between Levels 1 and 2 during the three or nine months ended September 30, 2018 or 2017.  During the three and nine months ended September 30, 2018, there were no transfers into or out of Level 3. During the three months ended September 30, 2017, we had gross transfers out of Level 3 of $12 million primarily related to foreign debt securities for which observable market data was subsequently received. During the nine months ended September 30, 2017, we had gross transfers out of Level 3 of $54 million primarily related to commercial mortgage-backed securities and foreign debt securities for which observable market data was subsequently received.

Financial Instruments Not Measured at Fair Value in our Consolidated Balance Sheets
The carrying value and estimated fair value classified by level of fair value hierarchy for our financial instruments carried in our Consolidated Balance Sheets at adjusted cost or contract value at September 30, 2018 and December 31, 2017 were as follows:

		Estimated Fair Value
(Millions)	Carrying Value	Level 1	Level 2	Level 3	Total
September 30, 2018
Assets:
Mortgage loans	$1,378	$—	$—	$1,382	$1,382
Bank loans	6	—	—	6	6
Equity securities (1)	49	N/A	N/A	N/A	N/A
Liabilities:
Investment contract liabilities:
With a fixed maturity	5	—	—	5	5
Without a fixed maturity	371	—	—	343	343
Long-term debt	8,157	—	8,359	—	8,359

(Millions)
December 31, 2017
Assets:
Mortgage loans	$1,496	$—	$—	$1,524	$1,524
Bank loans	7	—	—	7	7
Equity securities (1)	45	N/A	N/A	N/A	N/A
Liabilities:
Investment contract liabilities:
With a fixed maturity	7	—	—	7	7
Without a fixed maturity	363	—	—	354	354
Long-term debt	9,159	—	9,815	—	9,815

(1)	It was not practical to estimate the fair value of these cost-method investments as it represents shares of unlisted companies.

Separate Accounts Measured at Fair Value in our Consolidated Balance Sheets
Separate Accounts assets related to our large case pensions products represent funds maintained to meet specific objectives of contract holders.  Since contract holders bear the investment risk of these assets, a corresponding Separate Accounts liability has been established equal to the assets.  These assets and liabilities are carried at fair value.  Net investment income and capital gains and losses accrue directly to such contract holders.  The assets of each account are legally segregated and are not subject to claims arising from our other businesses.  Deposits, withdrawals, net investment income and realized and unrealized capital gains and losses on Separate Accounts assets are not reflected in our Consolidated Statements of Income, Shareholders’ Equity or Cash Flows.

Separate Accounts assets include debt and equity securities and derivative instruments.  The valuation methodologies used for these assets are similar to the methodologies described above in this Note 5.  Separate Accounts assets also include investments in common/collective trusts that are carried at fair value.  Common/collective trusts invest in other investment funds otherwise known as the underlying funds. The Separate Accounts’ interests in the common/collective trust funds are based on the fair values of the investments of the underlying funds and therefore are classified in Level 2. The assets in the underlying funds primarily consist of equity securities. Investments in common/collective trust funds are valued at their respective net asset value per share/unit on the valuation date.

Separate Accounts financial assets at September 30, 2018 and December 31, 2017 were as follows:

	September 30, 2018				December 31, 2017
(Millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Debt securities	$900	$2,596	$—	$3,496	$1,085	$2,611	$2	$3,698
Equity securities	—	6	—	6	—	6	—	6
Common/collective trusts	—	422	—	422	—	448	—	448
Total (1)	$900	$3,024	$—	$3,924	$1,085	$3,065	$2	$4,152

(1)	Excludes $281 million and $144 million of cash and cash equivalents and other receivables at September 30, 2018 and December 31, 2017, respectively.

During the three and nine months ended September 30, 2018 and 2017, we had an immaterial amount of Level 3 Separate Accounts financial assets.

Offsetting Financial Assets and Liabilities
Certain financial assets and liabilities are offset in our Consolidated Balance Sheets or are subject to master netting arrangements or similar agreements with the applicable counterparty.  Financial assets, including derivative assets, subject to offsetting and enforceable master netting arrangements were $7 million and $10 million at September 30, 2018 and December 31, 2017, respectively.

There were no financial liabilities, including derivative liabilities, subject to offsetting and enforceable master netting arrangements at September 30, 2018 or December 31, 2017.

6.          The ACA’s Risk Adjustment Program

The ACA established a permanent risk adjustment program to transfer funds from qualified individual and small group insurance plans with below average risk scores to plans with above average risk scores. Based on the risk of our qualified plan members relative to the average risk of members of other qualified plans in comparable markets, we estimate our ultimate risk adjustment receivable or payable for the current calendar year and reflect the pro-rata year-to-date impact as an adjustment to our premium revenue.

Our net receivable related to the ACA’s risk adjustment program at September 30, 2018 was $213 million, and our net payable related to the ACA’s risk adjustment program at December 31, 2017 was $39 million.

In July 2018, the Centers for Medicare & Medicaid Services (“CMS”) announced that a February 2018 U.S. District Court ruling prevented CMS from making further collections or payments under the ACA’s risk adjustment program for the 2014 through 2018 benefit years. CMS subsequently announced that it had taken administrative actions for the 2017 and 2018 benefit years and resumed 2017 benefit year risk adjustment operations. While there is pending litigation challenging CMS’s administrative actions, we continue to believe the amounts due to us under the ACA’s risk adjustment program are collectible.

7.          Health Care Costs Payable

The following table shows the components of the change in health care costs payable during the nine months ended September 30, 2018 and 2017:

	Nine Months Ended September 30,
(Millions)	2018	2017
Health care costs payable, beginning of the period	$5,815	$6,558
Less: Reinsurance recoverables	6	5
Health care costs payable, beginning of the period, net	5,809	6,553
Add: Components of incurred health care costs
Current year	32,231	32,611
Prior years	(416)	(783)
Total incurred health care costs (1)	31,815	31,828

Less: Claims paid
Current year	26,856	26,959
Prior years	4,946	5,364
Total claims paid	31,802	32,323

Health care costs payable, end of period, net	5,822	6,058
Add: Premium deficiency reserve	6	77
Add: Reinsurance recoverables	3	4
Health care costs payable, end of period	$5,831	$6,139

(1)
The nine months ended September 30, 2018 total incurred health care costs in the table above exclude $6 million related to a premium deficiency reserve for the 2018 coverage year related to our Medicaid products. The nine months ended September 30, 2017 total incurred health care costs in the table above exclude $77 million primarily related to a premium deficiency reserve for the 2017 coverage year related to our individual Commercial products. Total incurred health care costs for the nine months ended September 30, 2018 and 2017 in the table above also exclude $36 million and $37 million, respectively, of benefit costs recorded in our Health Care segment that are included in our unpaid claims liability.

Our estimates of prior years’ health care costs payable decreased by $416 million and $783 million in the nine months ended September 30, 2018 and 2017, respectively, because claims were settled for amounts less than originally estimated (i.e., the amount of claims incurred was lower than we originally estimated), primarily due to lower health care cost trends as well as the actual claim submission time being faster than we originally assumed (i.e., our completion factors were higher than we originally assumed) in estimating our health care costs payable at the end of the prior year. This development does not directly correspond to an increase in our current year operating results as these reductions were offset by estimated current period health care costs when we established our estimate of the current year health care costs payable. Our estimates of prior years’ health care costs payable in the nine months ended September 30, 2018 were impacted by $130 million pre-tax from an unfavorable provider arbitration ruling related to our exited individual public health insurance exchange (“Public Exchange”) products.

At September 30, 2018, total Health Care liabilities for the estimated ultimate cost of (i) services rendered to our medical members but not yet reported to us and (ii) medical claims which have been reported to us but not yet paid (collectively, “Health Care IBNR”) plus expected development on reported claims totaled approximately $4.2 billion. Substantially all of the total Health Care IBNR liabilities plus expected development on reported claims at September 30, 2018 related to the current year.

8.          Debt

Long Term Debt
The carrying value of our long-term debt at September 30, 2018 and December 31, 2017 was as follows:

(Millions)	September 30, 2018	December 31, 2017
Senior notes, 1.7% due June 2018 (1)	$—	$999
Senior notes, 2.2% due March 2019 (1)	375	374
Senior notes, 5.45% due June 2021	637	647
Senior notes, 4.125% due June 2021	497	496
Senior notes, 2.75% due November 2022	990	988
Senior notes, 2.8% due June 2023	1,292	1,292
Senior notes, 3.5% due November 2024	744	743
Senior notes, 6.625% due June 2036	766	766
Senior notes, 6.75% due December 2037	528	527
Senior notes, 4.5% due May 2042	479	479
Senior notes, 4.125% due November 2042	490	489
Senior notes, 4.75% due March 2044	371	371
Senior notes, 3.875% due August 2047	988	988
Total long-term debt	8,157	9,159
Less current portion of long-term debt	375	999
Total long-term debt, less current portion	$7,782	$8,160

(1)
At September 30, 2018, our 2.2% senior notes due March 2019 were classified as current in our Consolidated Balance Sheet. At December 31, 2017, our 1.7% senior notes due June 2018 were classified as current in our Consolidated Balance Sheet.

2017 Senior Notes
In August 2017, we issued $1.0 billion of 3.875% senior notes due 2047. We used the net proceeds of this offering to repay a portion of our 1.5% senior notes due in November 2017, repay a portion of our floating rate senior notes due in December 2017 and for general corporate purposes.

Early Extinguishment of Long-Term Debt
Special Mandatory Redemption Notes
As a result of the termination of the Humana Merger Agreement, we redeemed the entire $10.2 billion aggregate principal amount of the Special Mandatory Redemption Notes, which were due in 2019, 2021, 2026, 2036 and 2046, at a redemption price equal to 101% of the aggregate principal amount of those notes plus accrued and unpaid interest. We redeemed those notes on March 16, 2017, and we funded the redemption with the proceeds of the 2016 senior notes. As a result of the redemption, we recorded a loss on early extinguishment of long-term debt of $125 million ($192 million pretax) in the nine months ended September 30, 2017.

Prior to issuing the 2016 senior notes, during 2015 and 2016 we entered into various interest rate swaps and treasury rate locks that were designated as cash flow hedges against interest rate exposure related to the forecasted future issuance of fixed-rate debt to be primarily used to finance a portion of the purchase price of the Humana Transaction. In addition, we redesignated existing interest rate swaps with an aggregate notional value of $500 million as cash flow hedges against interest rate exposure related to the forecasted future issuance of fixed rate debt.

Prior to issuing the 2016 senior notes in June 2016, we terminated all outstanding hedges and paid an aggregate of $348 million to the hedge counterparties upon termination.  The aggregate effective portion of the hedge loss of $342 million pretax was recorded in accumulated other comprehensive loss, net of tax.  Upon the redemption of the Special Mandatory Redemption Notes, the entire remaining unamortized effective portion of the hedge loss of $323 million pretax recorded in accumulated other comprehensive loss was recognized as a realized capital loss in the nine months ended September 30, 2017.

2020 Notes
On February 27, 2017, we announced the redemption for cash of the entire $750 million aggregate principal amount of our 3.95% senior notes due September 1, 2020 (the “2020 Notes”).  We redeemed the 2020 Notes on March 29, 2017 at a redemption price that included a make-whole premium, plus accrued and unpaid interest.  We funded the redemption from available cash and short-term debt.  As a result of the redemption, we recorded a loss on the early extinguishment of long-term debt of $35 million ($54 million pretax) in the nine months ended September 30, 2017. Upon redemption of the 2020 Notes, the entire remaining unamortized effective portion of the hedge loss of $13 million pretax related to the issuance of the 2020 Notes recorded in accumulated other comprehensive loss was recognized as a realized capital loss in the nine months ended September 30, 2017.

Refer to Note 11 for additional information regarding hedge losses reclassified from accumulated other comprehensive loss to net income during the three and nine months ended September 30, 2017.

Revolving Credit Facility
On March 27, 2012, we entered into an unsecured $1.5 billion five-year revolving credit agreement (the “Credit Agreement”) with several financial institutions.  On September 24, 2012, in connection with the acquisition of Coventry Health Care, Inc., we entered into a First Amendment (the “First Amendment”) to the Credit Agreement and also entered into an Incremental Commitment Agreement (the “Incremental Commitment Agreement”). On March 2, 2015, we entered into a Second Amendment to the Credit Agreement (the “Second Amendment”). On July 30, 2015, in connection with the Humana Transaction, we entered into a Third Amendment to the Credit Agreement (the “Third Amendment”). On March 17, 2017, we entered into a Fourth Amendment to the Credit Agreement (the “Fourth Amendment,” and together with the First Amendment, the Incremental Commitment Agreement, the Second Amendment, the Third Amendment and the Credit Agreement, resulting in the “Facility”). The Facility is an unsecured $2.0 billion revolving credit agreement that matures on March 27, 2021. The Third Amendment modified the calculation of total debt for purposes of determining compliance prior to the closing date of the Humana Transaction with certain covenants to exclude debt incurred by us to finance the Humana Transaction, the other financing transactions related to the Humana Transaction and/or the payment of fees and expenses incurred in connection therewith so long as either (A) the net proceeds of such debt were set aside to finance the Humana Transaction, the other financing transactions related to the Humana Transaction and/or the payment of fees and expenses incurred in connection therewith or (B) such debt was subject to mandatory redemption in the event that the Humana Merger Agreement was terminated or expired.  Among other things, the Fourth Amendment extended the maturity date of the existing Credit Agreement to March 27, 2021, eliminated the availability of swingline loans, provided us with additional time on each business day to provide notice of borrowings and added customary provisions to reflect European Union “bail-in” directive legislation.

In addition, upon our agreement with one or more financial institutions, we may expand the commitments under the Facility by an additional $500 million. The Facility also provides for the issuance of up to $200 million of letters of credit at our request, which count as usage of the available commitments under the Facility.

Various interest rate options are available under the Facility.  Any revolving borrowings mature on the termination date of the Facility.  We pay facility fees on the Facility ranging from .050% to .150% per annum, depending upon our long-term senior unsecured debt rating.  The facility fee was .100% at September 30, 2018.  The Facility contains a financial covenant that requires us to maintain a ratio of total debt to consolidated capitalization as of the end of each fiscal quarter at or below 50%.  For this purpose, consolidated capitalization equals the sum of total shareholders’ equity, excluding any overfunded or underfunded status of our pension and OPEB plans and any net unrealized capital gains and losses, and total debt (as defined in the Facility). We met this requirement at September 30, 2018. There were no amounts outstanding under the Facility at any time during the nine months ended September 30, 2018 or 2017.

Terminated Term Loan Agreement
On July 30, 2015, in connection with the Humana Transaction, we entered into a senior three-year $3.2 billion term loan credit agreement (the “Term Loan Agreement”) with a group of seventeen lenders. The lenders’ commitments under the Term Loan Agreement terminated on February 14, 2017, as a result of the termination of the Humana Merger Agreement.

Federal Home Loan Bank of Boston
We are a member of the Federal Home Loan Bank of Boston (the “FHLBB”), and as a member we have the ability to obtain cash advances, subject to certain minimum collateral requirements. Our maximum borrowing capacity available from the FHLBB at September 30, 2018 was approximately $840 million. At both September 30, 2018 and December 31, 2017, we did not have any outstanding borrowings from the FHLBB.

9.          Pension and Other Postretirement Plans

Defined Benefit Retirement Plans
Components of the net periodic (income) benefit cost of our defined benefit pension plans and OPEB plans for the three and nine months ended September 30, 2018 and 2017 were as follows:

	Pension Plans				OPEB Plans
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017	2018	2017	2018	2017
Amortization of prior service credit	$—	$—	$—	$—	$(1)	$(1)	$(3)	$(3)
Interest cost	50	51	150	153	2	2	6	6
Expected return on plan assets	(102)	(95)	(306)	(285)	—	—	(2)	(3)
Recognized net actuarial losses	16	16	48	48	1	1	3	3
Net periodic (income) benefit cost	$(36)	$(28)	$(108)	$(84)	$2	$2	$4	$3

10.          Shareholders’ Equity

Share Repurchases
On November 21, 2014 and February 28, 2014, our Board of Directors (our “Board”) authorized two separate share repurchase programs of our common shares of up to $1.0 billion each. On February 17, 2017, our Board approved a new share repurchase program that authorized us to repurchase up to $4.0 billion of our common shares. The repurchases are effected from time to time in the open market, through negotiated transactions, including accelerated share repurchase (“ASR”) agreements, and through plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

On February 22, 2017, we entered into ASR agreements with two unrelated third party financial institutions to repurchase an aggregate of $3.3 billion of Aetna’s common shares. Under the terms of the ASR agreements, we made an approximately $1.7 billion payment to each unrelated third party financial institution on February 22, 2017 and received from each of them an initial delivery of approximately 10.4 million of our common shares on the same day, which represented approximately 80 percent of the total common shares expected to be repurchased under the ASR agreements based on the closing price of $126.34 per share on the day before we entered into the ASR agreements.  In August 2017, we settled the ASR agreements and received approximately 2.7 million of our common shares based on the volume-weighted average share price of our common shares during the term of the applicable transaction, less a discount. The average price of our common shares repurchased under the ASR agreements was $140.09 per share.

We recorded the initial delivery of our common shares as a decrease to retained earnings of approximately $2.6 billion, and recorded the remaining approximately $0.7 billion as a decrease to additional paid-in capital in our Consolidated Balance Sheet. In August 2017, we reclassified the approximately $0.7 billion recorded as a decrease to additional paid-in capital to a reduction of retained earnings upon final settlement of the ASR agreements.

We did not repurchase any of our common shares during the nine months ended September 30, 2018. At September 30, 2018, we had remaining authorization to repurchase an aggregate of up to approximately $1.2 billion of our common shares under the February 17, 2017 program. As a result of the CVS Merger Agreement, our ability to repurchase our common shares prior to the completion of the merger contemplated by the CVS Merger Agreement (the “Merger”) is limited.

Dividends
During the nine months ended September 30, 2018 our Board declared the following cash dividends:

Date Declared	Dividend Amount Per Share	Shareholders of Record Date	Date Paid/ To be Paid	Total Dividends (Millions)
Nine months ended September 30, 2018
February 23, 2018	$.50	April 12, 2018	April 27, 2018	$164
May 18, 2018	$.50	July 25, 2018	August 1, 2018	$164
September 28, 2018	$.50	October 24, 2018	November 1, 2018	$164

Under the terms of the CVS Merger Agreement, prior to the completion of the Merger, Aetna is not permitted to declare, set aside or pay any dividend or make any other distribution other than a regular quarterly cash dividend in the ordinary course of business, which cannot exceed $.50 per share. In addition, under the terms of the CVS Merger Agreement, we have agreed with CVS Health to coordinate the declaration and payment of dividends so that our shareholders do not fail to receive a quarterly dividend around the time of closing the Merger.

Declaration and payment of future dividends are at the discretion of our Board and may be adjusted at any time without prior notice as business needs or marketplace conditions change.

Stock-based Employee Incentive Plans
On March 2, 2018, 1.0 million restricted stock units (“RSUs”) were granted to certain employees. Each vested RSU represents one common share and will be paid in common shares, net of taxes, at the end of the applicable vesting period.  The RSUs generally will become 100% vested approximately three years from the grant date, with one-third vesting each December. No performance stock units or stock appreciation rights were granted during the nine months ended September 30, 2018.

The stock appreciation rights (“SARs”) granted to certain employees during first quarter of 2017 had an estimated grant date fair value per SAR of $32.30.  The grant date fair value per SAR was calculated using a modified Black-Scholes option pricing model using the following assumptions during the first quarter of 2017:

2017
Expected term (in years)	7.21
Volatility	26.52%
Risk-free interest rate	2.22%
Dividend yield	1.71%
Initial price	$125.27

The expected term is based on historical equity award activity. Volatility is based on a weighted average of the historical volatility of our stock price and implied volatility from traded options on our stock. The risk-free interest rate is based on a U.S. Treasury rate with a life equal to the expected life of the SARs grant. This rate was calculated by interpolating between the 7-year and 10-year U.S. Treasury rates for the 2017 SARs grant. The dividend yield is based on our expected dividends for the upcoming 12 months subsequent to the grant date.

Regulatory Requirements
Under applicable regulatory requirements at September 30, 2018, the amount of dividends that may be paid through the end of 2018 by our insurance and HMO subsidiaries without prior approval by regulatory authorities was $1.1 billion in the aggregate. There are no such regulatory restrictions on distributions from Aetna to its shareholders. During the third quarter of 2018, our insurance and HMO subsidiaries paid $1.1 billion of dividends to the Company.

The combined statutory capital and surplus of our insurance and HMO subsidiaries was $10.3 billion and $9.4 billion at September 30, 2018 and December 31, 2017, respectively.

Non-controlling (Minority) Interests
At September 30, 2018, and December 31, 2017, continuing business non-controlling interests were $272 million and $257 million, respectively, primarily related to third party interests in our operating entities.

11.          Other Comprehensive Income (Loss)

Shareholders’ equity included the following activity in accumulated other comprehensive loss for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Previously impaired debt securities: (1)
Beginning of period balance	$5	$15	$5	$16
Adoption of new accounting standard (Note 2)	—	—	1	—
Net unrealized losses ($(14), $(5), $(34) and $(8) pretax)	(11)	(3)	(27)	(5)
Less: Net reclassification of losses to earnings ($(14), $(3), $(33) and $(5) pretax)(2)	(11)	(2)	(26)	(3)
Other comprehensive loss	—	(1)	(1)	(2)
End of period balance	5	14	5	14

All other securities:
Beginning of period balance	74	421	326	297
Adoption of new accounting standards (Note 2) ($0, $0, $7, and $0 pretax)	—	—	65	—
Net unrealized (losses) gains ($(32), $48, $(465) and $298 pretax)	(25)	31	(367)	194
Less: Net reclassification of (losses) gains to earnings ($(18), $35, $(49) and $95 pretax)(2)	(14)	23	(39)	62
Other comprehensive (loss) income	(11)	8	(328)	132
End of period balance	63	429	63	429

Derivatives and foreign currency:
Beginning of period balance	(7)	(7)	(4)	(235)
Adoption of new accounting standard (Note 2)	—	—	(1)	—
Net unrealized gains ($0 $0, $0 and $8 pretax)	—	—	—	5
Less: Net reclassification of losses to earnings ($(3), $(2), $0 and $(345) pretax) (3)	(2)	(1)	—	(224)
Other comprehensive income	2	1	—	229
End of period balance	(5)	(6)	(5)	(6)

Pension and OPEB plans:
Beginning of period balance	(1,888)	(1,609)	(1,571)	(1,630)
Adoption of new accounting standard (Note 2)	—	—	(342)	—
Less: Net amortization of net actuarial losses ($(16), $(17), $(51) and $(51) pretax)(4)	(13)	(12)	(40)	(34)
Less: Net amortization of prior service credit ($1, $2, $3 and $3 pretax)(4)	1	1	3	2
Other comprehensive income	12	11	37	32
End of period balance	(1,876)	(1,598)	(1,876)	(1,598)

Total beginning of period accumulated other comprehensive loss	(1,816)	(1,180)	(1,244)	(1,552)
Adoption of new accounting standards (Note 2)	—	—	(277)	—
Total other comprehensive income (loss)	3	19	(292)	391
Total end of period accumulated other comprehensive loss	$(1,813)	$(1,161)	$(1,813)	$(1,161)

(1)
Represents specifically identified unrealized gains and losses on the non-credit related component of impaired debt securities that we do not intend to sell and subsequent changes in the fair value of any previously impaired security.

(2)
Reclassifications out of accumulated other comprehensive income for specifically identified previously impaired debt securities and all other securities are reflected in net realized capital gains (losses) within our Consolidated Statements of Income.

(3)
Reclassifications out of accumulated other comprehensive income for specifically identified foreign currency gains (losses) and derivatives are reflected in net realized capital gains (losses) within our Consolidated Statements of Income, except for the specifically identified effective portion of derivatives related to cash flow hedges which are reflected in interest expense. During the nine months ended September 30, 2017, we redeemed the entire $10.2 billion aggregate principal amount of the Special Mandatory Redemption Notes and the entire $750 million aggregate principal amount of the 2020 Notes and reclassified out of accumulated other comprehensive income the remaining $336 million pre-tax unrealized hedge losses as a realized capital loss within our Consolidated Statements of Income. Refer to Note 8 for additional information.

(4)
Reclassifications out of accumulated other comprehensive income for specifically identified pension and OPEB plan expenses are reflected in operating expenses within our Consolidated Statements of Income. Refer to Note 9 for additional information.

12.	Earnings Per Common Share

Basic earnings per common share (“EPS”) is computed by dividing net income attributable to Aetna by the weighted-average number of common shares outstanding during the reporting period.  Diluted EPS is computed in a similar manner, except that the weighted average number of common shares outstanding is adjusted for the dilutive effects of our outstanding stock-based compensation awards, but only if the effect is dilutive.

The computations of basic and diluted EPS for the three and nine months ended September 30, 2018 and 2017 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions, except per common share data)	2018	2017	2018	2017
Net income attributable to Aetna	$1,000	$838	$3,421	$1,660
Weighted average shares used to compute basic EPS	327.9	329.7	327.8	335.3
Dilutive effect of outstanding stock-based compensation awards	2.3	2.3	2.1	2.2
Weighted average shares used to compute diluted EPS	330.2	332.0	329.9	337.5
Basic EPS	$3.05	$2.54	$10.44	$4.95
Diluted EPS	$3.03	$2.52	$10.37	$4.92

The stock-based compensation awards excluded from the calculation of diluted EPS for the three and nine months ended September 30, 2018 and 2017 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
SARs (1)	—	—	—	—
Other stock-based compensation awards (2)	.2	.6	.5	.8

(1)	SARs are excluded from the calculation of diluted EPS if the exercise price is greater than the average market price of Aetna common shares during the period (i.e., the awards are anti-dilutive).

(2)
PSUs and certain market stock units with performance conditions are excluded from the calculation of diluted EPS if all necessary performance conditions have not been satisfied at the end of the reporting period.

13.          Reinsurance

We utilize reinsurance agreements primarily to reduce our required capital and to facilitate the acquisition or disposition of certain insurance contracts. Ceded reinsurance agreements permit us to recover a portion of our losses from reinsurers, although they do not discharge our primary liability as the direct insurer of the risks reinsured.

In January 2018, we entered into two four-year reinsurance agreements with an unrelated reinsurer. The agreements allow us to reduce our required capital and provide collateralized excess of loss reinsurance coverage on a portion of our group Commercial Insured Health Care business.

14.          Commitments and Contingencies

Guaranty Fund Assessments, Market Stabilization and Other Non-Voluntary Risk Sharing Pools
Under guaranty fund laws existing in all states, insurers doing business in those states can be assessed (in most states up to prescribed limits) for certain obligations of insolvent insurance companies to policyholders and claimants. The life and health insurance guaranty associations in which we participate that operate under these laws respond to insolvencies of long-term care insurers as well as health insurers. Our assessments generally are based on a formula relating to our health care premiums in the state compared to the premiums of other insurers. Certain states allow assessments to be recovered over time as offsets to premium taxes. Some states have similar laws relating to HMOs and/or other payors such as not-for-profit consumer-governed health plans established under the ACA.

In 2009, the Pennsylvania Insurance Commissioner (the “Commissioner”) placed long-term care insurer Penn Treaty Network America Insurance Company and one of its subsidiaries (collectively, “Penn Treaty”) in rehabilitation, an intermediate action before insolvency, and subsequently petitioned a state court to convert the rehabilitation into a liquidation. Penn Treaty was placed in liquidation in March 2017. During the first quarter of 2017, we recorded a discounted estimated liability and expense of $231 million pretax for our estimated share of future assessments by applicable life and health guaranty associations which reflects a 3.5% discount rate. The undiscounted estimated liability was $347 million. The expense was recorded in operating expenses in our Consolidated Statements of Income, and the liability was recorded in accrued expenses and other current liabilities in our Consolidated Balance Sheets. We did not record an asset for expected premium tax offsets for our in force business at September 30, 2018, as the amount was not material. It is reasonably possible that in the future we may record a liability and expense relating to other insolvencies which could have a material adverse effect on our operating results, financial position and cash flows. While historically we have ultimately recovered more than half of guaranty fund assessments through statutorily permitted premium tax offsets, significant increases in assessments could lead to legislative and/or regulatory actions that may limit future offsets.

HMOs in certain states in which we do business are subject to assessments, including market stabilization and other risk-sharing pools, for which we are assessed charges based on incurred claims, demographic membership mix and other factors.  We establish liabilities for these assessments based on applicable laws and regulations.  In certain states, the ultimate assessments we pay are dependent upon our experience relative to other entities subject to the assessment, and the ultimate liability is not known at the financial statement date.  While the ultimate amount of the assessment is dependent upon the experience of all pool participants, we believe we have adequate reserves to cover such assessments.

Litigation and Regulatory Proceedings
Out-of-Network Benefit Proceedings
We are named as a defendant in several purported class actions and individual lawsuits arising out of our practices related to the payment of claims for services rendered to our members by health care providers with whom we do not have a contract (“out-of-network providers”). Among other things, these lawsuits allege that we paid too little to our health plan members and/or providers for these services, among other reasons, because of our use of data provided by Ingenix, Inc., a subsidiary of one of our competitors (“Ingenix”). Other major health insurers are the subject of similar litigation or have settled similar litigation.

Various plaintiffs who are health care providers or medical associations seek to represent nationwide classes of out-of-network providers who provided services to our members during the period from 2001 to the present.  Various plaintiffs who are members in our health plans seek to represent nationwide classes of our members who received services from out-of-network providers during the period from 2001 to the present.  Taken together, these lawsuits allege that we violated state law, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and federal antitrust laws, either acting alone or in concert with our competitors.  The purported classes seek reimbursement of all unpaid benefits, recalculation and repayment of deductible and coinsurance amounts, unspecified damages and treble damages, statutory penalties, injunctive and declaratory relief, plus interest, costs and attorneys’ fees, and seek to disqualify us from acting as a fiduciary of any benefit plan that is subject to ERISA.  Individual lawsuits that generally contain similar allegations and seek similar relief have been brought by health plan members and out-of-network providers.

The first class action case was commenced on July 30, 2007.  The federal Judicial Panel on Multi-District Litigation (the “MDL Panel”) has consolidated these class action cases in the U.S. District Court for the District of New Jersey (the “New Jersey District Court”) under the caption In re: Aetna UCR Litigation, MDL No. 2020 (“MDL 2020”).   In addition, the MDL Panel has transferred the individual lawsuits to MDL 2020.  On May 9, 2011, the New Jersey District Court dismissed the physician plaintiffs from MDL 2020 without prejudice.  The New Jersey District Court’s action followed a ruling by the United States District Court for the Southern District of Florida (the “Florida District Court”) that the physician plaintiffs were enjoined from participating in MDL 2020 due to a prior settlement and release.  The United States Court of Appeals for the Eleventh Circuit has dismissed the physician plaintiffs’ appeal of the Florida District Court’s ruling.

On December 6, 2012, we entered into an agreement to settle MDL 2020. Under the terms of the proposed nationwide settlement, we would have been released from claims relating to our out-of-network reimbursement practices from the beginning of the applicable settlement class period through August 30, 2013. The settlement agreement did not contain an admission of wrongdoing.  The medical associations were not parties to the settlement agreement.

Under the settlement agreement, we would have paid up to $120 million to fund claims submitted by health plan members and health care providers who were members of the settlement classes. These payments also would have funded the legal fees of plaintiffs’ counsel and the costs of administering the settlement. In connection with the proposed settlement, the Company recorded an after-tax charge to net income attributable to Aetna of $78 million in the fourth quarter of 2012.

The settlement agreement provided us the right to terminate the agreement under certain conditions related to settlement class members who opted out of the settlement. Based on a report provided to the parties by the settlement administrator, the conditions permitting us to terminate the settlement agreement were satisfied. On March 13, 2014, we notified the New Jersey District Court and plaintiffs’ counsel that we were terminating the settlement agreement. Various legal and factual developments since the date of the settlement agreement led us to believe terminating the settlement agreement was in our best interests. As a result of this termination, we released the reserve established in connection with the settlement agreement, net of amounts due to the settlement administrator, which reduced first quarter 2014 other general and administrative expenses by $103 million pretax.

On June 30, 2015, the New Jersey District Court granted in part our motion to dismiss the proceeding. The New Jersey District Court dismissed with prejudice the plaintiffs’ RICO and federal antitrust claims; their ERISA claims that are based on our disclosures and our purported breach of fiduciary duties; and certain of their state law claims. The New Jersey District Court also dismissed with prejudice all claims asserted by several medical association plaintiffs. The plaintiffs’ remaining claims are for ERISA benefits and breach of contract. On June 30, 2018, the New Jersey District Court denied the plaintiffs’ request for class certification of the plaintiffs’ remaining claims. On October 4, 2018, the lead plaintiffs informed the New Jersey District Court that they would voluntarily dismiss their claims with prejudice. The New Jersey District Court and the parties will address any claims that remain after these dismissals.

On October 28, 2016, we were named as a respondent in an arbitration proceeding that had commenced as a lawsuit in Florida state court on August 25, 2015. The arbitration proceeding was brought by hospitals owned by HCA Holdings, Inc. with respect to our out-of-network benefit payment and administration practices in Florida relating to services and care rendered to members in our individual Public Exchange products from 2014 through 2016. Coverage under our individual Public Exchange products in Florida was not available after December 31, 2016. On October 15, 2018, the arbitrator awarded the claimant hospitals approximately $150 million. We intend to continue to defend ourselves vigorously against the claimant hospitals’ claims and to appeal the arbitrator’s decision.

We also have received subpoenas and/or requests for documents and other information from, and been investigated by, attorneys general and other state and/or federal regulators, legislators and agencies relating to, and we are involved in other litigation regarding, our out-of-network benefit payment and administration practices.  It is reasonably possible that others could initiate additional litigation or additional regulatory action against us with respect to our out-of-network benefit payment and/or administration practices.

CMS Actions
CMS regularly audits our performance to determine our compliance with CMS’s regulations and our contracts with CMS and to assess the quality of services we provide to Medicare beneficiaries.  CMS uses various payment mechanisms to allocate and adjust premium payments to our and other companies’ Medicare plans by considering the applicable health status of Medicare members as supported by information prepared, maintained and provided by health care providers.  We collect claim and encounter data from providers and generally rely on providers to appropriately code their submissions to us and document their medical records, including the diagnosis data submitted to us with claims.  CMS pays increased premiums to Medicare Advantage plans and prescription drug program plans for members who have certain medical conditions identified with specific diagnosis codes.  Federal regulators review and audit the providers’ medical records to determine whether those records support the related diagnosis codes that determine the members’ health status and the resulting risk-adjusted premium payments to us.  In that regard, CMS has instituted risk adjustment data validation (“RADV”) audits of various Medicare Advantage plans, including certain of the Company’s plans, to validate coding practices and supporting medical record documentation maintained by health care providers and the resulting risk adjusted premium payments to the plans. CMS may require us to refund premium payments if our risk adjusted premiums are not properly supported by medical record data.  The Office of Inspector General (the “OIG”) also is auditing our risk adjustment-related data and that of other companies. We expect CMS and the OIG to continue these types of audits.

CMS revised its audit methodology for RADV audits to determine refunds payable by Medicare Advantage plans for contract year 2011 and forward. Under the revised methodology, among other things, CMS will project the error rate identified in the audit sample of approximately 200 members to all risk adjusted premium payments made under the contract being audited.  Historically, CMS did not project sample error rates to the entire contract.  As a result, the revised methodology may increase our exposure to premium refunds to CMS based on incomplete medical records maintained by providers.  Since 2013, CMS has selected certain of our Medicare Advantage contracts for various contract years for RADV audit.  We are currently unable to predict which of our Medicare Advantage contracts will be selected for future audit, the amounts of any retroactive refunds of, or prospective adjustments to, Medicare Advantage premium payments made to us, the effect of any such refunds or adjustments on the actuarial soundness of our Medicare Advantage bids, or whether any RADV audit findings would cause a change to our method of estimating future premium revenue in future bid submissions to CMS or compromise premium assumptions made in our bids for prior contract years, the current contract year or future contract years.  Any premium or fee refunds or adjustments resulting from regulatory audits, whether as a result of RADV, Public Exchange related or other audits by CMS, the OIG, HHS or otherwise, including audits of our minimum medical loss ratio rebates, methodology and/or reports, could be material and could adversely affect our operating results, financial position and cash flows.

Other Litigation and Regulatory Proceedings
We are involved in numerous other lawsuits arising, for the most part, in the ordinary course of our business operations, including claims of or relating to bad faith, medical malpractice, non-compliance with state and federal regulatory regimes, marketing misconduct, failure to timely or appropriately pay or administer claims and benefits in our Health Care and divested group insurance businesses (including our post-payment audit and collection practices and reductions in payments to providers due to sequestration), provider network structure (including the use of performance-based networks and termination of provider contracts), provider directory accuracy, rescission of insurance coverage, improper disclosure of personal information, anticompetitive practices, intellectual property litigation, other legal proceedings in our Health Care and divested group insurance businesses and employment litigation.  Some of these other lawsuits are or are purported to be class actions.  We intend to defend ourselves vigorously against the claims brought in these matters.

Awards to us and others of certain government contracts, particularly Medicaid contracts and contracts with government customers in our Commercial business, are subject to increasingly frequent protests by unsuccessful bidders. These protests may result in awards to us being reversed, delayed or modified. The loss or delay in implementation of any government contract could adversely affect our operating results. We will continue to defend vigorously contract awards we receive.

In addition, our operations, current and past business practices, current and past contracts, and accounts and other books and records are subject to routine, regular and special investigations, audits, examinations and reviews by, and from time to time we receive subpoenas and other requests for information from, CMS, the U.S. Department of Health and Human Services, various state insurance and health care regulatory authorities, state attorneys general, treasurers and offices of inspector general, the Center for Consumer Information and Insurance Oversight, the OIG, the Office of Personnel Management, the U.S. Department of Labor, the U.S. Department of the Treasury, the U.S. Food and Drug Administration, committees, subcommittees and members of the U.S. Congress, the DOJ, the Federal Trade Commission, U.S. attorneys and other state, federal and international governmental authorities. These government actions include inquiries by, and testimony before, certain members, committees and subcommittees of the U.S. Congress regarding the CVS Health Transaction, our withdrawal from certain states’ Public Exchanges for 2017, certain of our current and past business practices, including our overall claims processing and payment practices, our business practices with respect to our small group products, student health products or individual customers (such as market withdrawals, rating information, premium increases and medical benefit ratios), executive compensation matters and travel and entertainment expenses, as well as the investigations by, and subpoenas and requests from, attorneys general and others described above under “Out-of-Network Benefit Proceedings.”  We also have produced documents and information to the Civil Division of the DOJ in cooperation with a current investigation of our patient chart review processes in connection with risk adjustment data submissions under Parts C and D of the Medicare program.

A significant number of states are investigating life insurers’ claims payment and related escheat practices.  These investigations have resulted in significant charges to earnings by other life insurers in connection with related settlements.  We have received requests for information from a number of states, and certain of our subsidiaries are being audited, with respect to our life insurance claim payment and related escheat practices.  In the fourth quarter of 2013, we made changes to our life insurance claim payment practices (including related escheatment practices) based on evolving industry practices and regulatory expectations and interpretations, including expanding our existing use of the Social Security Administration’s Death Master File to identify additional potentially unclaimed death benefits and locate applicable beneficiaries. Given the judicial, legislative and regulatory uncertainty with respect to life insurance claim payment and related escheat practices, it is reasonably possible that we may incur liability related to those practices, whether as a result of litigation, government actions or otherwise, which could adversely affect our operating results and cash flows.

There also continues to be a heightened level of review and/or audit by regulatory authorities of, and increased litigation regarding, our and the rest of the health care and related benefits industry’s business and reporting practices, including premium rate increases, utilization management, development and application of medical policies, complaint, grievance and appeal processing, information privacy, provider network structure (including provider network adequacy, the use of performance-based networks and termination of provider contracts), provider directory accuracy, calculation of minimum medical loss ratios and/or payment of related rebates, delegated arrangements, rescission of insurance coverage, limited benefit health products, student health products, pharmacy benefit management practices (including the use of narrow networks and the placement of drugs in formulary tiers), sales practices, customer service practices, vendor oversight and claim payment practices (including payments to out-of-network providers).

As a leading national health and related benefits company, we regularly are the subject of government actions of the types described above.  These government actions may prevent or delay us from implementing planned premium rate increases and may result, and have resulted, in restrictions on our business, changes to or clarifications of our business practices, retroactive adjustments to premiums, refunds or other payments to members, beneficiaries, states or the federal government, withholding of premium payments to us by government agencies, assessments of damages, civil or criminal fines or penalties, or other sanctions, including the possible suspension or loss of licensure and/or suspension or exclusion from participation in government programs.

Estimating the probable losses or a range of probable losses resulting from litigation, government actions and other legal proceedings is inherently difficult and requires an extensive degree of judgment, particularly where the matters involve indeterminate claims for monetary damages, involve claims for injunctive relief, may involve fines, penalties or punitive damages that are discretionary in amount, involve a large number of claimants or regulatory authorities, represent a change in regulatory policy, present novel legal theories, are in the early stages of the proceedings, are subject to appeal or could result in changes in business practices.  In addition, because most legal proceedings are resolved over long periods of time, potential losses are subject to change due to, among other things, new developments, changes in litigation strategy, the outcome of intermediate procedural and substantive rulings and other parties’ settlement posture and their evaluation of the strength or weakness of their case against us. Except as specifically noted above under “Other Litigation and Regulatory Proceedings,” we are currently unable to predict the ultimate outcome of, or reasonably estimate the losses or a range of losses resulting from, the matters described above under “Litigation and Regulatory Proceedings”, and it is reasonably possible that their outcome could be material to us.

15.          Segment Information

Effective for the first quarter of 2018, we realigned our business segments to correspond with changes to our management structure and internal management reporting which reflect our evolving business strategy of helping our members live healthier lives. Refer to Note 1 for further discussion.

Non-GAAP financial measures we disclose, such as adjusted earnings and pre-tax adjusted earnings, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The chief executive officer assesses our consolidated results based on adjusted earnings and assesses business segment results based on pre-tax adjusted earnings because income taxes are recorded in our Corporate/Other category and are not allocated to our business operations.

Summarized financial information of our segment operations(1) for the three and nine months ended September 30, 2018 and 2017 follows:

(Millions)	Health Care	Corporate/Other	Total Company
Three Months Ended September 30, 2018
Revenue from external customers	$15,161	$144	$15,305
Pre-tax adjusted earnings (loss)(2)	1,390	(45)	1,345
Three Months Ended September 30, 2017
Revenue from external customers	$14,146	$569	$14,715
Pre-tax adjusted earnings (loss)(2)	1,301	(29)	1,272
Nine Months Ended September 30, 2018
Revenue from external customers	$45,393	$422	$45,815
Pre-tax adjusted earnings (loss)(2)	4,478	(138)	4,340
Nine Months Ended September 30, 2017
Revenue from external customers	$43,534	$1,680	$45,214
Pre-tax adjusted earnings (loss)(2)	4,556	(76)	4,480

(1)	Total assets by segment are not disclosed as this information is not reviewed by the chief executive officer.
(2)	Pre-tax adjusted earnings (loss) excludes net realized capital gains or losses, amortization of other acquired intangible assets and the other items described in the reconciliation below.

A reconciliation of income before income taxes to pre-tax adjusted earnings (1) for the three and nine months ended September 30, 2018 and 2017 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2018	2017	2018	2017
Income before income taxes (GAAP measure)	$1,367	$1,274	$4,498	$2,466
Less: (Loss) income before income taxes attributable to non-controlling interests (GAAP measure)	(10)	14	10	(6)
Income before income taxes attributable to Aetna (GAAP measure)	1,377	1,260	4,488	2,472
Gain related to sale of certain domestic group insurance businesses	(121)	—	(355)	—
Transaction and integration-related costs	18	—	95	1,202
Reduction of reserve for anticipated future losses on discontinued products	—	—	(70)	(109)
Loss on early extinguishment of long-term debt	—	—	—	246
Penn Treaty-related guaranty fund assessments	—	—	—	231
Amortization of other acquired intangible assets	48	58	142	176
Net realized capital losses (gains)	23	(46)	40	262
Pre-tax adjusted earnings (1)	$1,345	$1,272	$4,340	$4,480

(1)
In addition to net realized capital gains and losses and amortization of other acquired intangible assets, the following other items are excluded from adjusted earnings and pre-tax adjusted earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
During 2017, we sold our domestic group life insurance, group disability insurance and absence management businesses. The transaction was accomplished through an indemnity reinsurance arrangement. As used in this Quarterly Report on Form 10-Q with respect to the Group Insurance sale, the terms “gain”, “deferred gain” and “amortization of deferred gain” include both the deferred gain related to the retroactive provisions of the reinsurance contract and the prepaid reinsurance premium paid by HLAIC to Aetna (representing unearned ceding commission to Aetna) allocated to the prospective provisions of the reinsurance contract. A significant portion of the gain on sale has been deferred and will be amortized into earnings: (a) over the remaining contract period (estimated to be approximately 3 years at the closing date) in proportion to the amount of insurance protection provided for the prospective reinsurance portion of the gain; and (b) as we recover amounts due from HLAIC over a period estimated to be approximately 30 years at the closing date for the retrospective reinsurance portion of the gain. The gain recognized during the three and nine months ended September 30, 2018 does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of our business operations.

•
We recorded transaction and integration-related costs during the three and nine months ended September 30, 2018 related to our proposed acquisition by CVS Health. We also recorded transaction and integration-related costs during the nine months ended September 30, 2017 primarily related to the Humana Transaction. Transaction costs include costs associated with the transactions contemplated by the CVS Merger Agreement, real estate costs associated with the cancellation of our previously announced headquarters relocation which will no longer occur due to CVS Health’s proposed acquisition of Aetna, the termination of the Humana Merger Agreement, the termination of our agreement to sell certain assets to Molina and advisory, legal and other professional fees which are reflected in our GAAP Consolidated Statements of Income in operating expenses. Transaction costs also include the negative cost of carry associated with the debt financing that we obtained in June 2016 for the Humana Transaction. Prior to the mandatory redemption of the Special Mandatory Redemption Notes, the negative cost of carry associated with these senior notes was excluded from adjusted earnings and pre-tax adjusted earnings. The negative cost of carry associated with the $2.8 billion aggregate principal amount of our senior notes issued in June 2016 that are not subject to mandatory redemption (the “Other 2016 Senior Notes”) was excluded from adjusted earnings and pre-tax adjusted earnings through the date of the termination of the Humana Merger Agreement. The components of the negative cost of carry are reflected in our GAAP Consolidated Statements of Income in interest expense and net investment income. Subsequent to the termination of the Humana Merger Agreement, the interest expense and net investment income associated with the Other 2016 Senior Notes were no longer excluded from adjusted earnings and pre-tax adjusted earnings.

•
In 1993, we discontinued the sale of fully guaranteed large case pensions products and established a reserve for anticipated future losses on these products, which we review quarterly. During both the nine months ended September 30, 2018 and 2017, we reduced the reserve for anticipated future losses on discontinued products. We believe excluding any changes in the reserve for anticipated future losses on discontinued products from adjusted earnings provides more useful information as to our continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect net income attributable to Aetna.

•
During the nine months ended September 30, 2017, we incurred losses on the early extinguishment of long-term debt due to (a) the mandatory redemption of the $10.2 billion aggregate principal amount of the Special Mandatory Redemption Notes following the termination of the Humana Merger Agreement and (b) the early redemption of the entire $750 million aggregate principal amount of the 2020 Notes.

•
During the nine months ended September 30, 2017, we recorded an expense for estimated future guaranty fund assessments related to Penn Treaty, which was placed in rehabilitation in 2009 and placed in liquidation in March 2017. This expense does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of our business operations.

16.	Discontinued Products

Prior to 1993, we sold single-premium annuities (“SPAs”) and guaranteed investment contracts (“GICs”), primarily to employer sponsored pension plans.  In 1993, we discontinued selling these products to large case pensions customers, and now we refer to these products as discontinued products. In November 2016, the last outstanding GIC matured.

We discontinued selling these products because they were generating losses for us, and we projected that they would continue to generate losses over their life (which is currently greater than 30 years for SPAs); so we established a reserve for anticipated future losses at the time of discontinuance. This reserve represents the present value (at the risk-free rate of return consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting these products and the cash flows expected to be required to meet the obligations of the outstanding contracts.

Key assumptions in setting the reserve for anticipated future losses include future investment results, payments to retirees, mortality and retirement rates and the cost of asset management and customer service.  In 2014, we modified the mortality tables used in order to reflect the more up-to-date 2014 Retired Pensioner’s Mortality table.  The mortality tables were previously modified in 2012, in order to reflect the more up-to-date 2000 Retired Pensioner’s Mortality table, and in 1995, in order to reflect the more up-to-date 1994 Uninsured Pensioner’s Mortality table.  In 1997, we began the use of a bond default assumption to reflect historical default experience. Other than these changes, since 1993 there have been no significant changes to the assumptions underlying the reserve.

We review the adequacy of this reserve quarterly based on actual experience. As long as our expected future losses remain consistent with prior projections, the results of the discontinued products are applied against the reserve and do not impact net income attributable to Aetna. If actual or expected future losses are greater than we currently estimate, we may increase the reserve, which could adversely impact net income attributable to Aetna. If actual or expected future losses are less than we currently estimate, we may decrease the reserve, which could favorably impact net income attributable to Aetna.  As a result of this review, we released $55 million ($70 million pretax) and $71 million ($109 million pretax) of the reserve in the nine months ended September 30, 2018 and 2017, respectively. The reserve releases during the nine months ended September 30, 2018 and 2017 were primarily due to favorable mortality and retirement experience as well as favorable investment performance compared to assumptions we previously made in estimating the reserve. The reserve at each of September 30, 2018 and December 31, 2017 reflects management’s best estimate of anticipated future losses and is included in future policy benefits in our Consolidated Balance Sheets.

The activity in the reserve for anticipated future losses on discontinued products for the nine months ended September 30, 2018 and 2017 was as follows (pretax):

(Millions)	2018	2017
Reserve, beginning of period	$954	$962
Operating (loss) income	(9)	34
Net realized capital gains	6	55
Reserve reduction	(70)	(109)
Reserve, end of period	$881	$942

During the nine months ended September 30, 2018, our discontinued products reflected an operating loss and net realized capital gains, primarily attributable to gains from the sale of debt securities. During the nine months ended September 30, 2017, our discontinued products reflected operating income and net realized capital gains, primarily attributable to gains from other investments and the sale of debt securities and investment real estate.

Assets and liabilities supporting discontinued products (1) at September 30, 2018 and December 31, 2017 were as follows:

(Millions)	2018	2017
Assets:
Debt and equity securities available for sale	$1,415	$1,623
Mortgage loans	508	567
Other investments	589	564
Total investments	2,512	2,754
Other assets	67	71
Receivable from continuing products (2)	439	474
Total assets	$3,018	$3,299
Liabilities:
Future policy benefits	$2,052	$2,165
Reserve for anticipated future losses on discontinued products	881	954
Current and deferred income taxes	35	22
Other liabilities (3)	50	158
Total liabilities	$3,018	$3,299

(1)	Assets supporting the discontinued products are distinguished from assets supporting continuing products.

(2)
At the time of discontinuance, a receivable from large case pensions’ continuing products was established on the discontinued products balance sheet. This receivable represented the net present value of anticipated cash shortfalls in the discontinued products, which will be funded from continuing products.  Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. The offsetting payable, on which interest is similarly accrued, is reflected in continuing products. Interest on the payable generally offsets investment income on the assets available to fund the shortfall. These amounts are eliminated in consolidation.

(3)	Net unrealized capital gains on the available-for-sale debt securities are included in other liabilities and are not reflected in consolidated shareholders’ equity.

The distributions on our discontinued products consisted of benefit payments of $76 million and $230 million for the three and nine months ended September 30, 2018, respectively, and $80 million and $244 million for the three and nine months ended September 30, 2017, respectively. Participant-directed withdrawals from our discontinued products were not significant during the three or nine months ended September 30, 2018 or 2017.  Cash required to fund these distributions was provided by earnings and scheduled payments on, and sales of, invested assets.